Exhibit 99.7

FORM OF

WRITTEN CONSENT

SPRINT CORPORATION

This written consent is solicited by

the Board of Directors of Sprint Corporation, a Delaware corporation (“Sprint”)

The Sprint board of directors recommends that you consent to approve each proposal set forth below.

Please return this written consent no later than [    ] (Central Time) on [    ], 2018, which is the Sprint consent deadline. Your shares will be tabulated and voted to approve or disapprove the proposals and/or sub-proposals as you indicate below. Any written consent returned without indicating a decision on each of the proposals or sub-proposals set forth below will be voted to APPROVE each proposal or sub-proposal with respect to which no decision is indicated.

The undersigned, being a holder of record of common stock, par value $0.01, of Sprint on [    ], 2018, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the aforementioned shares of Sprint common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-[    ]) of T-Mobile US, Inc. a Delaware corporation (“T-Mobile”), and which more fully describes the proposals below.

Proposal 1.	Approval of the adoption of the Business Combination Agreement, by and among T-Mobile, Sprint, Huron Merger Sub LLC, Superior Merger Sub Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG (“Deutsche Telekom”), Deutsche Telekom Holding B.V. and SoftBank Group Corp. (“SoftBank”), dated as of April 29, 2018, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

Proposal 2.	Approval, on a nonbinding, advisory basis, of the amendment and restatement of the T-Mobile certificate of incorporation in connection with the merger transactions described in the joint consent solicitation statement/prospectus, including each sub-proposal listed below.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

Alternatively, if you wish to vote separately FOR or AGAINST, or to ABSTAIN with respect to, each sub-proposal relating to the amendment and restatement of the T-Mobile certificate of incorporation in connection with the merger transactions described in the joint consent solicitation statement/prospectus, in lieu of marking the appropriate box for proposal 2 above, please mark the appropriate box for each of sub-proposals 2(a), 2(b) and 2(c) below.

Sub-proposal 2(a).	Approval, on a nonbinding, advisory basis, of a sub-proposal to increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, including other amendments incidental or related to the foregoing.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

Sub-proposal 2(b).	Approval, on a nonbinding, advisory basis, of a sub-proposal to amend the director designation rights of Deutsche Telekom and to add director designation rights of SoftBank, including other amendments incidental or related to the foregoing.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

Sub-proposal 2(c).	Approval, on a nonbinding, advisory basis, of a sub-proposal to add approval rights of SoftBank, including other amendments incidental or related to the foregoing.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

[Signature Page Follows]

IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this written consent promptly to Sprint by mailing this written consent to Corporate Secretary, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or email a .pdf copy of your written consent to shareholder.relations@sprint.com.

IF AN INDIVIDUAL		IF AN ENTITY

Complete Name of Entity:

By:		By:
Name:		Name:
Title:		Title:
Date:	, 2018	Date:	, 2018